Exhibit 99.1

This English translation is for convenience purposes only. This is not an official translation and is not binding. Whilst reasonable care and skill have been exercised in the preparation hereof, no translation can ever perfectly reflect the original Hebrew version. In the event of any discrepancy between the Hebrew version and this translation, the Hebrew version shall prevail.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022 (AUDITED)

U.S. DOLLARS IN THOUSANDS

INDEX

Page

Consolidated Statements of Financial Position	2

Consolidated Statements of Profit or Loss	3

Consolidated Statements of Equity	4

Consolidated Statements of Cash Flows	5-7

Notes to the Consolidated Financial Statements	8-47

- - - - - - - - - - - - - - - - - - -

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31,
	Note	2022	2021
		U.S. dollars in thousands
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$94,391	$83,215
Financial assets at fair value through profit or loss	7	60,152	112,096
Rents and other receivables, net		3,157	5,493
Prepaid expenses and other assets		5,073	4,575
Due from affiliate		—	7,039
Restricted cash		20,799	2,446
		183,572	214,864
NON-CURRENT ASSETS
Investment properties	5	1,699,963	1,524,989
Property plant and equipment - hotels, net	6	41,697	133,512
Goodwill		5,436	13,534
Investment in joint ventures	12	161,486	208,879
Restricted cash		40,314	18,812
		1,948,896	1,899,726
Total assets		$2,132,468	$2,114,590
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Notes payable, net	8	$273,397	$223,350
Accounts payable and accrued liabilities		23,999	22,666
Due to affiliates	11	2,976	2,079
Other liabilities		38,895	25,756
Lease obligation	9	360	360
Rental security deposits		1,651	—
Series A Cumulative Convertible Redeemable Preferred Stock	14	—	15,233
		341,278	289,444

LONG-TERM LIABILITIES
Notes payable, net	8	455,036	516,826
Debentures, net	8	316,276	258,773
Lease obligation	9	9,086	9,000
Rental security deposits		4,840	5,895
		785,238	790,494
Total liabilities		1,126,516	1,079,938
EQUITY
Owner's net equity		993,380	1,008,076
Non-controlling interests		12,572	26,576
Total equity		1,005,952	1,034,652
Total liabilities and equity		$2,132,468	$2,114,590

The accompanying notes are an integral part of the consolidated financial statements.

March 30, 2023	/s/ Michael Allen Bender	/s/ Peter McMillan III	/s/ Keith David Hall
Date of approval of	Bender, Michael Allen	McMillan III, Peter	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

		Years ended December 31,
	Note	2022	2021	2020
		U.S. dollars in thousands
Revenues and other income:
Rental income		$112,900	$115,037	$93,107
Tenant reimbursements		12,328	12,323	10,171
Hotel revenues		30,749	30,806	3,718
Other operating income		1,892	1,937	1,927
Total revenues and other income		157,869	160,103	108,923

Expenses:
Operating, maintenance, and management fees	16	(46,901)	(45,833)	(36,091)
Real estate taxes and insurance		(21,133)	(20,768)	(15,702)
Hotel expenses	16	(19,252)	(20,990)	(3,836)
Total expenses		(87,286)	(87,591)	(55,629)
Gross profit		70,583	72,512	53,294

Fair value adjustment of investment properties, net	5	56,913	87,999	(24,214)
Depreciation	6	(2,212)	(3,102)	(832)
Equity in loss of unconsolidated joint ventures	12	(19,656)	(17,631)	(29,593)
Asset management fees to affiliates	11	(13,678)	(14,012)	(9,982)
Impairment charges on goodwill		(8,098)	(2,808)	—
Other operating expenses	6	(2,546)	—	—
General and administrative expenses		(4,100)	(4,777)	(3,590)
Operating profit (loss)		77,206	118,181	(14,917)
Transaction and related costs		—	(397)	(6,018)
Finance income		233	194	318
Finance (loss) income from financial assets at fair value through profit or loss		(46,389)	38,289	(6,435)
Finance expenses		(49,253)	(41,422)	(30,126)
Gain (loss) on extinguishment of debt		2,367	(4,757)	415
Foreign currency transaction gain (loss), net		29,038	(7,445)	(2,912)
Net income (loss) before income taxes		$13,202	$102,643	$(59,675)
Income tax provision	5	(4,924)	—	—
Net income (loss)		8,278	102,643	(59,675)

Net income (loss) attributable to owner		$10,304	$106,863	$(63,293)
Net (loss) income attributable to non-controlling interests		(2,026)	(4,220)	3,618
Net income (loss)		$8,278	$102,643	$(59,675)
Total comprehensive income (loss)		$8,278	$102,643	$(59,675)

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF EQUITY

	Owner contributions (distributions)	Retained earnings	Paid-in Capital resulting from transactions with non-controlling interests	Owner's net equity	Non-controlling interests	Total equity
	U.S. dollars in thousands

Balance at January 1, 2020	413,087	272,136	41,631	726,854	16,094	742,948
Net income (loss)	—	(63,293)	—	(63,293)	3,618	(59,675)
Total comprehensive income (loss)	—	(63,293)	—	(63,293)	3,618	(59,675)
Contributions from Owner	280,467	—	—	280,467	12,325	292,792
Dividends declared to Owner	—	(14,258)	—	(14,258)	—	(14,258)
Non-controlling interests contributions	—	—	—	—	3,868	3,868
Distributions to non-controlling interests	—	—	—	—	(28)	(28)
Balance at December 31, 2020	693,554	194,585	41,631	929,770	35,877	965,647
Net (loss) income	—	106,863	—	106,863	(4,220)	102,643
Total comprehensive (loss) income	—	106,863	—	106,863	(4,220)	102,643
Distribution to Owner	—	(30,000)	—	(30,000)	—	(30,000)
Non-controlling interests contributions	—	—	—	—	183	183
Non-controlling interests buyout	—	—	1,443	1,443	(5,264)	(3,821)
Balance at December 31, 2021	693,554	271,448	43,074	1,008,076	26,576	1,034,652
Net income (loss)	—	10,304	—	10,304	(2,026)	8,278
Total comprehensive income (loss)	—	10,304	—	10,304	(2,026)	8,278
Distributions to Owner	—	(25,000)	—	(25,000)	—	(25,000)
Reclassification of redeemable non-controlling interest to liability	—	—	—	—	(6,687)	(6,687)
Non-controlling interests contributions	—	—	—	—	1,569	1,569
Non-controlling interests distribution	—	—	—	—	(6,860)	(6,860)
Balance at December 31, 2022	$693,554	$256,752	$43,074	$993,380	$12,572	$1,005,952

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2022	2021	2020
	U.S. dollars in thousands
Cash Flows from Operating Activities:
Net income (loss)	$8,278	$102,643	$(59,675)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Equity in loss of unconsolidated joint ventures	19,656	17,631	29,593
Fair value adjustment on investment properties, net	(56,913)	(87,999)	24,214
Depreciation	2,212	3,102	832
Impairment charges on goodwill	8,098	2,808	—
Impairment charges on property plant and equipment	2,546	—	—
Income tax provision	4,924	—	—
Transaction and related costs	—	397	6,018
Loss on extinguishment of debt	(2,367)	4,757	(415)
Deferred rent	(2,758)	(2,230)	(3,918)
Credit loss on financial assets	2,580	3,317	2,306
Finance expenses	49,253	41,422	30,142
Finance income	(233)	(194)	(318)
Finance (income) loss from financial assets at fair value through profit or loss	46,389	(38,289)	6,435
Foreign currency transaction loss, net	(29,038)	7,445	2,912
	52,627	54,810	38,126
Changes in assets and liabilities:
Restricted cash	(25,258)	(885)	690
Rents and other receivables	(2,548)	(80)	(3,264)
Prepaid expenses and other assets	1,371	(1,068)	637
Accounts payable and accrued liabilities	(5,211)	(646)	(3,128)
Rental security deposits	596	176	(93)
Due to affiliates	749	(966)	201
Other liabilities	(757)	635	650
Lease incentive additions	297	1,014	(2,014)
	(30,761)	(1,820)	(6,321)
Net cash provided by operating activities	21,866	52,990	31,805
Cash Flows from Investing Activities:
Acquisitions of investment properties	(6,691)	(4,818)	(19,312)
Acquisition of BPT **)	—	—	403
POSOR II merger ***)	—	—	3,717
Improvements to investment properties	(31,942)	(21,705)	(25,048)
Proceeds from sales of investment properties	62,816	194,711	332
Proceeds from sale of property plant and equipment	88,361	—	—
Additions to property plant and equipment - hotels	(676)	(352)	(94)
Cash received upon consolidation of PORT II*)	1,473	—	—
Investment in unconsolidated joint venture, net	(23,318)	(10,555)	(12,620)
Investments in financial assets at fair value through profit or loss, net	—	—	(35,971)
Distribution from financial assets at fair value through profit or loss, net	—	—	1,370
Proceeds from the sale of investments in financial assets at fair value through profit or loss, net	—	14,439	10,964
Purchase of interest rate cap	(556)	(18)	(16)
Proceeds from disposition of foreign currency collars	—	1,198	14,125
Finance income received	230	193	316
Dividend income received from financial assets at fair value through profit or loss	7,762	7,629	6,214
Funding for development obligations	(7,934)	(4,427)	—
Proceeds from advances due from affiliates, net	7,039	(7,039)	—
Restricted cash used (deposited) for capital expenditures, net	3,949	—	—
Net cash provided by (used in) investing activities	100,513	169,256	(55,620)

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)

	Years Ended December 31,
	2022	2021	2020
	U.S. dollars in thousands
Cash Flows from Financing Activities:
Proceeds from debentures and notes payable	188,106	358,931	112,480
Principal payments on notes payable	(192,268)	(473,133)	(70,649)
Payments of deferred financing costs from notes and debentures	(4,770)	(8,463)	(2,570)
Interest paid	(39,874)	(35,066)	(24,528)
Release of restricted cash for debt service obligations	(2,500)	943	1,011
Payment to redeem Series A Cumulative Convertible Redeemable Preferred Stock	(16,934)	—	—
Non-controlling interests (distributions) contributions, net	(8,847)	183	816
Non-controlling interests buyout	(6,687)	(3,819)	—
Distributions to Owner	(25,000)	(41,758)	(2,500)
Proceeds from notes payable from others, net	—	2,367	—
Net cash (used in) provided by financing activities	(108,774)	(199,815)	14,060
Effect of exchange rate changes on cash and cash equivalents	(2,429)	1,397	764
Net increase (decrease) in cash and cash equivalents	11,176	23,828	(8,991)
Cash and cash equivalents, beginning of period	83,215	59,387	68,378
Cash and cash equivalents, end of period	$94,391	$83,215	$59,387

Supplemental Disclosure of Noncash Activities:

Accrual improvements to real estate	$3,592	$2,660	$2,733
Distribution payable to Owner	$—	$—	$11,758

*)    Assets and liabilities assumed in connection with the PORT II consolidation:

Investment property	$135,030	$—	$—
Restricted cash	361	—	—
Prepaid expenses and other assets	639	—	—
Notes payable	(82,646)	—	—
Accounts payable and accrued liabilities	(1,030)	—	—
Other liabilities	(1,499)	—	—
Due to affiliates	(148)
Non-controlling interest	(1,125)
Investment in joint venture	(51,055)	—	—
Cash assumed in connection with the PORT II consolidation	$(1,473)	$—	$—

**)    Assets and liabilities assumed or eliminated in connection with Battery Point Trust acquisition:

Rents and other receivables	$—	$—	$17
Prepaid expenses and other assets	—	—	4
Investment property	—	—	56,148
Financial assets at fair value through profit or loss	—	—	(16,000)
Notes payable	—	—	(36,003)
Accounts payable and accrued liabilities	—	—	(344)
Due to Owner	—	—	(721)
Other liabilities	—	—	(480)
Non-controlling interests	—	—	(3,024)
Cash assumed in connection with Battery Point Trust acquisition	$—	$—	$(403)

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)

***)    Assets and liabilities assumed in connection with POSOR II merger:

Rents and other receivables	$—	$—	$2,567
Prepaid expenses and other assets	—	—	3,341
Investment property	—	—	465,908
Property plant and equipment - hotels, net	—	—	137,000
Investment in joint ventures	—	—	3,150
Financial assets at fair value through profit or loss	—	—	6,271
Restricted cash	—	—	3,243
Goodwill	—	—	16,342
Notes payable	—	—	(328,203)
Accounts payable and accrued liabilities	—	—	(9,926)
Due to Owner	—	—	(2,123)
Lease obligation	—	—	(9,258)
Other liabilities	—	—	(3,788)
Rental security deposits	—	—	(1,467)
Owner's net equity	—	—	(280,467)
Non-controlling interests	—	—	(12,325)
Transaction and related costs	—	—	6,018
Cash assumed in connection with POSOR II merger	$—	$—	$(3,717)

The accompanying notes are an integral part of the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL

Definitions in these financial statements:

The Company	-	PACIFIC OAK SOR (BVI) Holdings, Ltd.

The Group	-	The Company and its Subsidiaries

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Joint ventures	-	Companies in which the Company has joint control are accounted for in the consolidated financial statements of the Company using the equity method.

Investees	-	Subsidiaries and Joint ventures.

Related parties	-	As defined in IAS 24.

Interested parties and controlling shareholder	-	As defined in the Israeli Securities Regulations (Annual Financial Statements), 2010.

Dollar	-	United States dollar or USD.

Pacific Oak SOR (BVI) Holdings, Ltd. (the "Company") was incorporated on December 18, 2015 as a private company limited by shares according to the British Virgin Islands ("BVI") Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation the Company issued one certificate containing 10,000 common shares with no par value. On March 8, 2016, the Company issued 10,000 common shares with no par value to the Operating Partnership.

The Company and its subsidiaries (the "Group") operate in the investment real estate segment in the United States, which includes mainly investment in office and residential real estate and undeveloped lands. In addition, the Company invests in real estate-related loans and real estate equity securities.

As of December 31, 2022, the Company owned eight office properties, one office portfolio consisting of two office buildings and 14 acres of undeveloped land, two apartment properties, one hotel property, one residential home portfolio consisting of 2,456 residential homes, three investments in undeveloped land with approximately 742 developable acres, one office/retail development property, three investments in unconsolidated joint ventures, three investments in financial assets at fair value through profit or loss.

During the years ended December 31, 2022, 2021 and 2020, the Company declared distributions in the aggregate of $25.0 million, $30.0 million and $14.3 million to the Owner, respectively.

As of December 31, 2022, the Company had a working capital shortfall amounting to $157.7 million, primarily attributed to loans maturing in the year following the date of the statement of financial position. The Company intends to refinance, pay down or extend loans as they come due and does not anticipate any challenges in refinancing such loans given the relatively low leverage of the Company’s properties, the Company’s relationship with third-party lenders and its past experience placing debt on its properties. Accordingly, the Company does not view the working capital shortfall as a liquidity problem.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 1:    GENERAL (Cont.)

Although inflation has not materially impacted the Company’s operations in the recent past, inflation reached a 40-year high in 2022 and beginning in March of 2022, the Federal Reserve began raising the federal funds rate in an effort to curb inflation. The Federal Reserve’s action, coupled with other macroeconomic factors, may trigger a recession in the United States, globally, or both. Increased inflation and interest rates could have an adverse impact on the Company’s variable rate debt, the ability to borrow money, and general and administrative expenses, as these costs could increase at a rate higher than the Company’s rental and other revenue. Increases in the costs of owning and operating the Company’s properties due to inflation could reduce the Company’s net operating income and the value of an investment in the Company to the extent such increases are not reimbursed or paid by the Company’s tenants. If we are materially impacted by increasing inflation because, for example, inflationary increases in costs are not sufficiently offset by the contractual rent increases and operating expense reimbursement provisions or escalations in the leases with the Company’s tenants, we may implement measures to conserve cash or preserve liquidity. In addition, due to rising interest rates, we may experience restrictions in our liquidity based on certain financial covenant requirements, our inability to refinance maturing debt in part or in full as it comes due and higher debt service costs and reduced yields relative to cost of debt. If we are unable to find alternative credit arrangements or other funding in a high interest environment, our business needs may not be adequately met.

In addition, tenants and potential tenants of the Company’s properties may be adversely impacted by inflation and rising interest rates, which could negatively impact the Company’s tenants’ ability to pay rent and the demand for the Company’s properties. Such adverse impacts on the Company’s tenants may cause increased vacancies, which may add pressure to lower rents and increase the Company’s expenditures for re-leasing.

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.    Basis of presentation of the consolidated financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"). Furthermore, the financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.

The consolidated financial statements have been prepared on a cost basis, except for investment properties, financial assets and liabilities (including derivative instruments) and financial assets at fair value through profit and loss, that are presented at fair value and investments in joint ventures, which are presented using the equity method. The consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.

b.    The operating cycle:

The operating cycle of the company is one year.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

c.    Consolidated financial statements:

The consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Potential voting rights are considered when assessing whether an entity has control. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases. The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. The consolidated financial statements are prepared using uniform accounting policies by all companies in the Group. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the consolidated financial statements.

Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Non-controlling interests are presented in equity separately from the equity attributable to the equity holders of the Company. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests. Losses are attributed to non-controlling interests even if they result in a negative balance of non-controlling interests in the consolidated statement of financial position.

In respect of profit sharing contractual arrangements that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.

Upon disposal of a subsidiary resulting in loss of control, the Company:

-    Derecognizes the subsidiary's assets (including goodwill) and liabilities of the subsidiary.
-    Derecognizes carrying amount of non-controlling interests.
-    Recognizes the fair value of the consideration received.
-    Recognizes the fair value of any remaining investment.
-    Recognizes any resulting difference (surplus or deficit) as gain or loss.

d.    Business combinations and goodwill:

Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree. In each business combination, the Company chooses whether to measure the non-controlling interests in the acquiree based on their fair value on the acquisition date or at their proportionate share in the fair value of the acquiree's net identifiable assets.

Direct acquisition costs are carried to the statement of profit or loss as incurred.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In a business combination achieved in stages, equity interests in the acquiree that had been held by the acquirer prior to obtaining control are measured at the acquisition date fair value while recognizing a gain or loss resulting from the revaluation of the prior investment on the date of achieving control.

Contingent consideration is recognized at fair value on the acquisition date and classified as a financial asset or liability in accordance with IAS 39. Subsequent changes in the fair value of the contingent consideration are recognized in profit or loss. If the contingent consideration is classified as an equity instrument, it is measured at fair value on the acquisition date without subsequent remeasurement.

Goodwill, is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. If the resulting amount is negative, the acquirer recognizes the resulting gain on the acquisition date.

e.    Investment in joint arrangements:

Joint arrangements are arrangements in which the Company has joint control. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Joint ventures:

In joint ventures the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint venture is accounted for using the equity method.

f.    Investments accounted for using the equity method:

The Company's investments in joint ventures are accounted for using the equity method.

Under the equity method, the investment in the joint venture is presented at cost with the addition of post-acquisition changes in the Company's share of net assets, including other comprehensive income of the associate or the joint venture. Gains and losses resulting from transactions between the Company and the associate or the joint venture are eliminated to the extent of the interest in the associate or in the joint venture.

Goodwill relating to the acquisition of an associate or a joint venture is presented as part of the investment in the associate or the joint venture, measured at cost and not systematically amortized. Goodwill is evaluated for impairment as part of the investment in the associate or in the joint venture as a whole.

The financial statements of the Company and of the joint venture are prepared as of the same dates and periods. The accounting policies applied in the financial statements of the associate or the joint venture are uniform and consistent with the policies applied in the financial statements of the Company.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Losses of an associate in amounts which exceed its equity are recognized by the Company to the extent of its investment in the associate plus any losses that the Company may incur as a result of a guarantee or other financial support provided in respect of the associate. For this purpose, the investment includes long-term receivables (such as loans granted) for which settlement is neither planned nor likely to occur in the foreseeable future.

The equity method is applied until the loss of joint control of the joint venture or its classification as an investment held for sale. The Company continues to apply the equity method even in cases where an investment in a joint venture becomes an investment in an associate. The Company applies the provisions of IFRS 5 to the investment or portion of the investment in a joint venture that is classified as held for sale. Any retained interest in this investment which is not classified as held for sale continues to be accounted for using the equity method.

On the date of loss of significant influence or joint control, the Company measures any remaining investment remaining in the joint venture at fair value and recognizes in profit and loss the difference between the fair value of any remaining investment plus any proceeds from the sale of the investment in the associate or the joint venture and the carrying amount of the investment on that date.

g.    Functional currency, presentation currency and foreign currency:

1.    Functional currency and presentation currency:

The functional and presentation currency of the financial statements is the US dollar.

The Company determines the functional currency of each Company entity, including companies accounted for at equity.

2.    Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences, other than those capitalized to qualifying assets or accounted for as hedging transactions in equity, are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currency and measured at cost are translated at the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currency and measured at fair value are translated into the functional currency using the exchange rate prevailing at the date when the fair value was determined.

h.    Cash and cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of investment or with a maturity of more than three months, but which are redeemable on demand without penalty and which form part of the Company's cash management.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

i.    Short-term deposits:

Short-term bank deposits are deposits with an original maturity of more than three months from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

j.    Insurance proceeds for property damages:

The Company maintains an insurance policy that provides coverage for property damages and business interruption.  Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries become receivable.

k.    Revenue recognition:

Revenue from contracts with customers is recognized when the control over the goods or services is transferred to the customer. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties.

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company's performance. The Company charges its customers based on payment terms agreed upon in specific agreements. When payments are made before or after the service is performed, the Company recognizes the resulting contract asset or liability.

The specific criteria for revenue recognition which must be fulfilled for the following types of revenues are as follows:

1.Revenues from hospitality services are recognized in the financial statements as the services are rendered.
2.    Revenues from hotel management fees are recognized in the financial statements on an accrual's basis over the term of the management of each hotel.
3.    Revenues from rental fees are recognized in the financial statements over the rental period.

l.    Financial instruments:

1.    Financial assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributed to the acquisition of the financial asset, except for financial asset measured at fair value through profit or loss, in respect of which transaction costs are recorded in profit or loss.

The Company classifies and measures debt instruments in the financial statements based on the following criteria:

(a)    The Group’s business model for managing financial assets, and;

(b)    the contractual cash flow terms of the financial asset.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company measures debt instrument at amortised cost if:

The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and; the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding .

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Equity instruments and other financial assets held for trading:

Investments in equity instruments does not meet the above criteria and are therefore measured at fair value through profit or loss.

Other financial assets held for trading such as derivatives, including embedded derivatives that were separated from a host contract, will be measured at fair value through profit or loss unless they are designated as effective hedging instruments.

In respect of equity instruments that are not held for trading, at the date of initial recognition, the Company made an unalterable choice, to present them in other comprehensive income, subsequent changes in fair value that would otherwise not been measured at fair value through profit or loss. These changes will not be carried to future profit or loss even when the investment is derecognized.

Dividends from investments in equity instruments are recognized in profit or loss when the right to receive the dividends is established.

2.    Impairment of financial assets:

The Company evaluates at the end of each reporting period the loss allowance for financial debt instruments which are not measured at fair value through profit or loss.

The Company distinguishes between two types of loss allowances:

a)     Debt instruments where there has been no significant deterioration in the quality of their credit since the initial recognition or in cases where the credit risk is low - the provision for loss recognized for this debt instrument will take into account projected credit losses in the 12-month period following the reporting date (12-month ECLs); or

b)     Debt instruments with significant deterioration in their credit quality since their initial recognition and for which the credit risk is not low, the provision for a loss to be recognized will take into account anticipated credit losses - over the remaining life of the instrument (lifetime ECLs).

The Company applies the low credit risk simplification in IFRS 9, according to which the Company assumes the debt instrument's credit risk has not increased significantly since initial recognition if on the reporting date it is determined that the instrument has a low credit risk, for example when the instrument has an external rating of "investment grade".

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

An impairment loss on debt instruments measured at amortized cost is recognized in profit or loss with a corresponding loss allowance that is offset from the carrying amount of the financial asset, whereas the impairment loss on debt instruments measured at fair value through other comprehensive income is recognized in profit or loss with a corresponding loss allowance that is recorded in other comprehensive income and not as a reduction of the carrying amount of the financial asset in the statement of financial position

The Company has short-term financial assets such as trade receivables in respect of which the Company applies the simplified approach in IFRS 9 and measures the loss allowance in an amount equal to the lifetime expected credit losses.

3.    Derecognition of financial assets:

A financial asset is derecognized only when:

a)    The contractual rights to the cash flows from the financial asset has expired, or;

b)    The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

c)    The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party

If the Company transfers its rights to receive cash flows from an asset and neither transfers nor retains substantially all the risks and rewards of the asset nor transfers control of the asset, a new asset is recognized to the extent of the Company's continuing involvement in the asset. When continuing involvement takes the form of guaranteeing the transferred asset, the extent of the continuing involvement is the lower of the original carrying amount of the asset and the maximum amount of consideration received that the Company could be required to repay (guarantee amount).

When the Company continues to recognize an asset based on the level of its continuing involvement therein, the Company also recognizes the associated liability. The associated liability is measured in such a manner that the net carrying amount of the transferred asset and the associated liability is:

a)    The amortized cost of the rights and obligations retained by the Company, if the transferred asset is measured at amortized cost; or

b)    Equal to the fair value of the rights and obligations retained by the Company when measured on a stand-alone basis, if the transferred asset is measured at fair value.

4.    Financial liabilities:

a)     Financial liabilities measured at amortized cost

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest method.

5.    Derecognition of financial liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or canceled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

When there is a modification in the terms of an existing financial liability, the Company evaluates whether the modification is substantial, taking into account qualitative and quantitative information.

If the terms of an existing financial liability are substantially modified or a liability is exchanged for another liability from the same lender with substantially different terms, the modification or exchange is accounted for as an extinguishment of the original liability and the recognition of a new liability. The difference between the carrying amounts of the above liabilities is recognized in profit or loss.

If the modification in the terms of an existing liability is not substantial or if a liability is exchanged for another liability from the same lender whose terms are not substantially different, the Company recalculates the carrying amount of the liability by discounting the revised cash flows at the original effective interest rate and any resulting difference is recognized in profit or loss.

m.    Taxes on income:

According to the relevant tax laws in the BVI and in the U.S.A, substantially all of the companies in the Group are considered "pass through" entities.

In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”).  Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation.

n.    Leases:

The Company accounts for a contract as a lease when the contract terms convey the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group as lessee

For leases in which the Company is the lessee, the Company recognizes on the commencement date of the lease a right-of-use asset and a lease liability.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease, if that rate can be readily determined, or otherwise using the Company's incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The right-of-use asset is measured in the fair value model

The group as a lessor

Operating lease

A lease in which substantially all the risks and rewards incidental to ownership of the leased asset have not been transferred to the lessee is classified as an operating lease. Lease payments are recognized as income in profit or loss on a straight-line basis over the lease term. Initial direct costs incurred in respect of the lease agreement are added to the carrying amount of the underlying asset and recognized as an expense over the lease term on the same basis as the lease income.

o.    Investment property:

An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.

Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal. The difference between the net disposal proceeds and the carrying amount of the asset is recognized in profit or loss in the period of the disposal.

Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.

Investment property under construction for future use as investment property is also measured at fair value, as above, if fair value can be reliably measured. If fair value cannot be reliably measured, due to the nature and risks of the project, then it is measured at cost less impairment losses, if any, until the earlier of the date when the fair value can be reliably measured and the date when construction is complete. The cost basis of investment property under construction includes cost of land, costs of borrowings that are used to finance construction, directly attributable incremental planning and development costs and brokerage fees relating to agreements to lease the property.

In determining the fair value of investment property, the Company relies on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.

p.    Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.
Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).
q.    Property, plant and equipment

Property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and any related investment grants and excluding day-to-day servicing expenses.

A part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately using the component method.

Depreciation is calculated in equal annual installments on a straight-line basis over the useful life of the assets as follows:

Buildings	39 years
Furniture and equipment	5 years

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Group and intended to be exercised) and the useful life of the improvement.

The useful life, the depreciation method and the residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.

Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale and the date that the asset is derecognized.

r.    Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

s.    Amendment to IFRS 9:

In May 2020 the IASB published certain amendments within the framework of the 2018-2020 improvements project. The following is the key amendment referring to IFRS 9: The amendment to IFRS 9 clarifies which commissions the Company must include while preparing the “10 percent” test in Section 3.3.6 of IFRS 9, while examining whether the terms of a debt instrument amended or replaced are materially different from the original debt instrument. This amendment was applied to yearly reporting periods starting January 1 2022 or subsequently. Earlier application is possible. The amendment was applied to the debt instrument amended or replaced starting from the year in which the amendment to the Standard was first implemented.

t.    Amendment to IAS 37, "Provisions, Contingent Liabilities and Contingent Assets":

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous ("the Amendment").

According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property, plant and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. The application of the Amendment does not require of property, plant and equipment the restatement of comparative data. Instead, the opening balance of retained earnings on the date of initial application date is adjusted for the cumulative effect of the Amendment.

As a result of the application of the Amendment, the Company now includes both incremental costs and certain other costs in determining whether a contract is onerous whereas before the Amendment, the Company only included incremental costs in the determination. Accordingly, the Company evaluated the effect of the application of the Amendment on contracts whose entire obligations have not been fulfilled as of January 1, 2022 and concluded that it is unnecessary to recognize any onerous contracts in respect thereof.

u.    Amendments to IFRS 3, "Business Combinations":

In May 2020, the IASB issued Amendments to IFRS 3, "Business Combinations – Reference to the Conceptual Framework", which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 2:    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The exception requires entities to apply the criteria in IAS 37 or IFRIC 21, respectively, instead of the Conceptual Framework, to determine at the acquisition date whether as a result of a past event, a present obligation exists or whether the event that creates an obligation to pay the levy occurred by the acquisition date.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

The Amendments are applied prospectively for annual reporting periods beginning on or after January 1, 2022.

The application of the Amendments did not have a material impact on the Company's financial statements.

NOTE 3:    SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

In the process of applying the significant accounting policies, the Company has made the following judgments which have the most significant effect on the amounts recognized in the financial statements:

Estimates and assumptions:

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities, revenues and expenses. Changes in accounting estimates are reported in the period of the change in estimate.

The key assumptions made in the financial statements concerning uncertainties at the reporting date and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

-    Investment properties

Investment property that can be reliably measured is presented at fair value at the reporting date. Changes in its fair value are recognized in profit or loss. Fair value is determined generally by external independent valuation specialists using valuation techniques and assumptions as to estimates of projected future cash flows from the property and estimate of the suitable discount rate for these cash flows. When possible, fair value is determined based on recent real estate transactions with similar characteristics and location of the valued property.

In determining the fair value of investment property, valuation specialists and the Company's management are required to use certain assumptions in order to estimate the future cash flows from the properties regarding the required yield rates on the Company's properties, the future rental rates, occupancy rates, lease renewals, the probability of leasing vacant spaces, property operating expenses, the financial strength of tenants and the implications of any investments for future development. Changes in the assumptions that are used to measure investment property may lead to a change in fair value.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 4:    DISCLOSURE OF NEW STANDARDS IN THE PERIOD PRIOR TO THEIR ADOPTION

Amendments to IAS 1 and IFRS Practice Statement 2 "Disclosure of Accounting Policies":

On February 2021, the IASB issued Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2) with amendments that are intended to help preparers in deciding which accounting policies to disclose in their financial statements. The amendments are effective for annual periods beginning on or after 1 January 2023.

Amendment to IAS 8, "Accounting Policies, Changes to Accounting Estimates and Errors":

On February 2021, the IASB issued Definition of Accounting Estimates (Amendments to IAS 8) to help entities to distinguish between accounting policies and accounting estimates. The amendments are effective for annual periods beginning on or after 1 January 2023.

Amendments to IAS 1 - Presentation of Financial Statements

The amendments clarify how to classify debt and other liabilities as current or non-current. The amendments to IAS 1 apply to annual reporting periods beginning on or after January 1, 2024. The company is currently assessing the impact of these amendments. There are currently no other future changes to IFRS with potential impact on the company.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES

As of December 31, 2022, the Company owned eight office properties, one office portfolio consisting of two office buildings and 14 acres of undeveloped land encompassing, in the aggregate, approximately 3.2 million rentable square feet. As of December 31, 2022, these properties were 69% occupied. In addition, the Company owned one residential home portfolio consisting of 2,456 residential homes and encompassing approximately 3.5 million rental square feet and two apartment properties containing 609 units and encompassing approximately 0.5 million rentable square feet, which were 94% and 95% occupied, respectively as of December 31, 2022. The Company also owned three investments in undeveloped land with approximately 742 developable acres and one office/retail development property.

The following table provides summary information regarding the Company's investment properties as of December 31, 2022 and 2021 (in thousands):

	Date Acquired or Foreclosed on				Fair Value as of December 31,		Ownership %
Property		City	State	Property Type	2022	2021

Richardson Office Portfolio (1)	11/23/2011	Richardson	TX	Office	47,900	$65,330	100.0%
Richardson Land II	09/04/2014	Richardson	TX	Undeveloped Land	7,580	7,080	100.0%
Undeveloped Land	11/23/2011	Richardson	TX	Undeveloped Land	12,500	13,200	100.0%
Total Richardson Portfolio					67,980	85,610
Park Highlands I & II (2)	12/30/2011	North Las Vegas	NV	Undeveloped Land	328,500	272,918	100.0%
Park Centre	03/28/2013	Austin	TX	Office	36,200	39,409	100.0%
1180 Raymond	08/20/2013	Newark	NJ	Apartment	62,111	57,185	100.0%
Crown Pointe	02/14/2017	Dunwoody	GA	Office	89,300	92,592	100.0%
The Marq	03/01/2018	Minneapolis	MN	Office	101,900	109,805	100.0%
Eight & Nine Corporate Centre	06/08/2018	Franklin	TN	Office	76,200	70,162	100.0%
Georgia 400 Center	05/23/2019	Alpharetta	GA	Office	87,400	83,988	100.0%
Residential Homes Portfolio (3)	Various	Various	Various	Residential Homes	435,437	265,199	100.0%
Lincoln Court	10/05/2020	Campbell	CA	Office	49,900	52,958	100.0%
Lofts at NoHo Commons	10/05/2020	North Hollywood	CA	Apartment	119,137	118,385	90.0%
210 West 31st Street	10/05/2020	New York	NY	Office/Retail	40,598	44,900	80.0%
Oakland City Center	10/05/2020	Oakland	CA	Office	172,200	196,668	100.0%
Madison Square	10/05/2020	Phoenix	AZ	Office	33,100	35,210	90.0%
					$1,699,963	$1,524,989
(1)On January 24, 2022, the Company, through an indirect wholly owned subsidiary, sold two office buildings related to the Richardson Portfolio and containing 141,950 rentable square feet in Richardson, Texas (“Greenway Buildings”) to a purchaser unaffiliated with the Company or to the Advisor, for $11.0 million, before closing costs and credits. The fair value of the Greenway Buildings as of the disposition date was $14.4 million and the sale resulted in a $3.9 million loss recorded as a fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss. In connection with the sale of the Greenway Buildings, the Company repaid $9.1 million of the outstanding principal balance due under the mortgage loan secured by the Greenway Buildings.
(2)On November 30, 2022, the Company, through a taxable REIT subsidiary, sold approximately 67 developable acres of Park Highlands undeveloped land for an aggregate sales price, of $55.0 million, excluding closing costs and credits. The purchaser is not affiliated with the Company or the Advisor. As a result of this sale, the Company recognized an income tax provision of $4.9 million classified as income tax provision in the accompanying consolidated statement of profit or loss and a corresponding deferred tax liability classified as other liabilities in the accompanying statement of financial position.
(3)On July 1, 2022, the Company consolidated the PORT II portfolio. See Note 12 for further details.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

The following are the movements in the investment properties:

	2022	2021
Balance as of January 1	$1,524,989	$1,601,933
Acquisitions (1)	141,854	4,818
Improvements	28,515	17,953
Lease incentives, net	2,283	1,474
Lease commission costs	4,853	3,327
Disposals	(59,444)	(192,515)
Fair value adjustments, net	56,913	87,999
Balance as of December 31	$1,699,963	$1,524,989
(1)Includes investment properties of $135.0 million related to the consolidation of the PORT II portfolio.

Operating Leases:

Certain of the Company's real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2022, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 12.6 years with a weighted-average remaining term of 3.7 years. Some of the leases have options to extend the lease agreements, options for early termination after paying a specified penalty and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts.

Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash and assumed in real estate acquisitions or foreclosures related to tenant leases are included in rental security deposits in the accompanying consolidated statements of financial position and totaled $6.5 million and $6.0 million as of December 31, 2022 and 2021, respectively.

During the years ended December 31, 2022, 2021 and 2020, the Company recognized deferred rent from tenants of $2.8 million, $2.2 million and $3.9 million, respectively, net of lease incentive amortization. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 5:    INVESTMENT PROPERTIES (Cont.)

As of December 31, 2022 and 2021 the future minimum rental income from the Company's properties, excluding apartment leases and single family home leases, under non-cancelable operating leases was as follows (in thousands):

	December 31,
	2022	2021
First year	$61,327	$61,920
Second year	58,093	54,119
Third year	47,651	46,787
Fourth year	33,929	36,486
Fifth year	26,146	24,672
Thereafter	57,434	62,638
	$284,580	$286,622

As of December 31, 2022, the Company's commercial real estate properties were leased to approximately 300 tenants over a diverse range of industries and geographic areas. The Company's highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Public Administration	14	$7,774	12.7%
Professional, Scientific, and Technical Services	38	7,346	12.0%
Computer Systems Design and Related Services	31	7,056	11.6%
		$22,176	36.3%

(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2022, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.

No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time. During the years ended December 31, 2022 and 2021, the Company recorded credit loss on financial assets of $2.6 million and $3.3 million, respectively on the accompanying consolidated statements of profit or loss.

Geographic Concentration Risk:

As of December 31, 2022, the Company's investment properties in California and Nevada represented 15.9% and 15.7% of the Company's total assets, respectively.  As a result, the geographic concentration of the Company's portfolio makes it particularly susceptible to adverse economic developments in the California and Nevada real estate market. Any adverse economic or real estate developments in this market, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company's operating results and its ability to repay the bonds.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 6:    PROPERTY PLANT AND EQUIPMENT - HOTELS, NET

As of December 31, 2022, the Company owned one hotel property. The following is a reconciliation of the two hotels for the years ended December 31, 2020, 2021 and 2022 (dollars in thousands), including the disposition of one hotel during the year ended December 31, 2022:

	Land	Building and Improvements	Total Cost	Accumulated Depreciation	Hotels, Net
Balance, October 5, 2020	$33,152	$103,848	$137,000	$—	$137,000
Additions	—	94	94	(832)	(738)
Balance, December 31, 2020	$33,152	$103,942	$137,094	$(832)	$136,262
Additions	—	352	352	(3,102)	(2,750)
Balance, December 31, 2021	$33,152	$104,294	$137,446	$(3,934)	$133,512
Additions	$—	$676	$676	$(2,212)	$(1,536)
Disposition (1)	(30,483)	(63,165)	(93,648)	3,369	(90,279)
Balance, December 31, 2022	$2,669	$41,805	$44,474	$(2,777)	$41,697
_____________________
On September 1, 2022, the Company, through an indirect wholly owned subsidiary, sold the Springmaid Beach Resort to an unaffiliated purchaser for $91.0 million, before closing costs and credits. The carrying value of the Springmaid Beach Resort as of the disposition date was $90.0 million. In connection with the sale of the Springmaid Beach Resort, the Company repaid $53.0 million of the outstanding principal balance due under the mortgage loan secured by the Springmaid Beach Resort, distributed $9.2 million to the noncontrolling interest, and $1.3 million of the proceeds were held for contingent repairs related to the property.

NOTE 7:    FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

REAL ESTATE EQUITY SECURITIES

As of December 31, 2022, the Company owned three investments in real estate equity securities. The following table sets forth the number of shares owned by the Company and the related carrying value of the shares as of December 31, 2022 and 2021 (dollars in thousands):

	December 31, 2022		December 31, 2021
Real Estate Equity Security	Number of Shares Owned	Total Carrying Value	Number of Shares Owned	Total Carrying Value
Keppel Pacific Oak US REIT	64,165,352	$29,516	64,165,352	$51,332
Franklin Street Properties Corp.	6,915,089	18,878	6,915,089	41,145
Plymouth Industrial REIT, Inc.	613,085	11,758	613,085	19,619
	71,693,526	$60,152	71,693,526	$112,096

The Company's investments in real estate equity securities are classified as financial assets at fair value through profit and loss on the accompanying consolidated statements of financial position as the Company intends to hold the securities for the purpose of collecting dividend income and cash management purposes. These investments are carried at their estimated fair value based on quoted market prices (Level 1) for the securities. Unrealized gains and losses are reported in finance (loss) income from financial assets at fair value through profit or loss.

During the years ended December 31, 2022, 2021 and 2020, the Company recognized $5.6 million, $9.7 million and $6.3 million, respectively, of dividend income from real estate equity securities, included in finance (loss) income from financial assets at fair value through profit or loss.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE

As of December 31, 2022 and 2021, the Company's notes and debentures payable consisted of the following (dollars in thousands):

	Book Value as of December 31, 2022	Book Value as of December 31, 2021	Contractual Interest Rate as of December 31, 2022 (1)	Interest Rate as of December 31, 2022 (1)	Payment Type (2)	Maturity Date (3)
Richardson Portfolio Mortgage Loan	$18,844	$28,470	SOFR + 2.50%	6.11%	Principal & Interest	11/1/2023 (11)
Park Centre Mortgage Loan	26,233	26,185	BSBY + 1.75%	6.90%	Principal & Interest	06/27/2023 (12)
1180 Raymond Mortgage Loan (4)	31,070	31,070	BSBY + 2.25%	6.61%	Interest Only	12/1/2023 (11)
Pacific Oak SOR (BVI) Holdings, Ltd. Series B Debentures (6)	331,213	271,978	3.93%	3.93%	(6)	01/31/2026
Crown Pointe Mortgage Loan	53,758	52,315	SOFR + 2.30%	6.60%	Interest Only	04/01/2025
The Marq Mortgage Loan	60,796	61,874	BSBY + 1.55%	5.91%	Principal & Interest	06/6/2023 (11)
Eight & Nine Corporate Centre Mortgage Loan	47,945	48,545	BSBY + 1.60%	5.96%	Principal & Interest	06/8/2023 (11)
Georgia 400 Center Mortgage Loan	44,129	61,154	LIBOR + 1.55%	5.95%	Interest Only	5/22/2023 (12)
PORT Mortgage Loan 1	51,302	51,302	4.74%	4.74%	Interest Only	10/01/2025
PORT Mortgage Loan 2	10,523	10,523	4.72%	4.72%	Interest Only	03/01/2026
PORT MetLife Loans	60,000	60,000	3.90%	3.90%	Interest Only	04/10/2026
PORT II MetLife Loans	93,701	—	3.99%	3.99%	Interest Only	04/10/2026
Springmaid Beach Resort Mortgage Loan	(5)	55,491	(5)	(5)	(5)	(5)
Q&C Hotel Mortgage Loan	24,784	25,000	LIBOR + 2.50% (7)	6.90%	Principal & Interest	01/31/2023 (8)(12)
Lincoln Court Mortgage Loan (4)	35,314	34,623	SOFR + 3.25%	7.55%	Interest Only	08/07/2025
Lofts at NoHo Commons Mortgage Loan	71,536	74,536	SOFR + 2.18% (9)	6.48%	Interest Only	09/9/2023 (12)
210 West 31st Street Mortgage Loan	(5)	8,850	(5)	(5)	(5)	(5)
Oakland City Center Mortgage Loan (4)	87,000	96,075	BSBY + 3.00%	7.36%	Principal & Interest	09/1/2023 (11)
Madison Square Mortgage Loan	17,964	17,500	4.63%	4.63%	Interest Only	10/07/2024
Total Notes and Debentures Payable principal outstanding	1,066,112	1,015,491
Discount on Notes and Debentures Payable, net (10)	(8,612)	(8,146)
Deferred financing costs, net	(13,293)	(8,396)
Total Notes and Debentures Payable, net	$1,044,207	$998,949
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2022 (consisting of the contractual interest rate and contractual floor rates), using interest rate indices at December 31, 2022, where applicable.
(2) Represents the payment type required under the loan as of December 31, 2022. Certain future payments due under loans also include amortizing principal payments. For additional details, see five-year maturity table below.
(3) Represents the maturity date or the maturity date extended as of December 31, 2022; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown, unless otherwise noted.
(4) The Company’s notes and bond’s payable are generally non-recourse. These mortgage loans have guarantees over certain balances whereby the Company would be required to make guaranteed payments in the event that the Company turned the property over to the lender. The guarantees are typically 25% of the outstanding loan balance. As of December 31, 2022, the guaranteed amount in the aggregate was $38.3 million.
(5) These loans were paid off during the year ended December 31, 2022.
(6) See “Series B Debentures Issuance” below.
(7) The interest rate is variable at the higher of one-month LIBOR + 2.5% or 4.5%. Beginning February 1 through March 31, 2023, the interest rate is 8.25% and thereafter is SOFR + 3.5%.
(8) Subsequent to December 31, 2022, the Company extended the Q&C Hotel Mortgage Loan to January 31, 2024.
(9) The variable rate is at the higher of one-month SOFR or 1.75%, plus 2.18%.
(10) Represents the unamortized premium/discount on notes and bonds payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bonds payable.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE (Cont.)

(11) These loans, including available extension options are due within the next 12 months as of December 31, 2022 and their principal balances are classified as current liabilities in the accompanying consolidated statement of financial position.
(12) These loans have exercisable extension options that extends the maturity date past the next 12 months as of December 31, 2022 and their principal balances are classified as long-term liabilities in the accompanying consolidated statement of financial position.

During the years ended December 31, 2022, 2021 and 2020, the Company incurred $48.1 million, $40.5 million and $29.1 million of interest expense, respectively. Included in interest expense for the years ended December 31, 2022, 2021 and 2020, was $3.7 million, $3.1 million and $3.3 million of amortization of deferred financing costs, respectively and $4.8 million, $2.7 million and $0.6 million of amortization of the debt discount / premium for the years ended December 31, 2022, 2021 and 2020, respectively. Additionally, during the years ended December 31, 2022, 2021 and 2020, the Company capitalized $2.5 million, $2.1 million and $2.9 million of interest, respectively, to its investments in undeveloped land.

As of December 31, 2022 and 2021, the Company’s interest payable was $9.1 million and $6.6 million, respectively.

The following is a schedule of maturities, including principal amortization payments, for all notes and bond payable outstanding as of December 31, 2022 and 2021 (in thousands):

	December 31
	2022	2021

First year	$273,397	$223,350
Second year	249,345	165,405
Third year	161,708	306,092
Fourth year	274,629	141,963
Fifth year	53,758	161,181
Thereafter	53,275	17,500
	$1,066,112	$1,015,491

The following is a schedule of principal amortization payments and interest payments based on undiscounted amounts, for all notes and bond payable outstanding as of December 31, 2022 and 2021 (in thousands):

	December 31
	2022	2021
First year	$321,497	$253,775
Second year	275,291	193,079
Third year	177,955	320,730
Fourth year	282,703	150,455
Fifth year	58,142	163,412
Thereafter	57,115	19,725
	$1,172,703	$1,101,176

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE (Cont.)

The Company's notes and bonds payable contain financial debt covenants such as minimum net worth, leverage ratio, unencumbered liquid assets, debt service coverage ratio, liquid assets and debt yield. As of December 31, 2022, the Company was in compliance with all of these debt covenants with the exception that the Georgia 400 Center Mortgage Loan, Richardson Portfolio Mortgage Loan, Park Centre Mortgage Loan, Lofts at NoHo Commons Mortgage Loan, Lincoln Court Mortgage Loan, and Oakland City Center Mortgage Loan were not in compliance with the debt service coverage requirement. As a result of such non-compliance, the Company is required to provide a cash sweep for the Georgia 400 Center Mortgage Loan and the remaining loans are at-risk of cash sweeps and/or principal pay downs if the non-compliance continues in future periods.

Series B Debentures

On February 16, 2020, the Company issued 254.1 million Israeli new Shekels (approximately $74.1 million as of February 16, 2020) of Series B debentures to Israeli investors pursuant to a public offering registered with the Israel Securities Authority. The Series B Debentures bears interest at the rate of 3.93% per year. The first interest payment was on July 31, 2020 and subsequent payments are on January 31st and July 31st of each year from 2021 to 2026. The aggregate offering costs were approximately $2.2 million and the effective interest rate is approximately 4.5%. On November 1, 2021 Pacific Oak Strategic Opportunity BVI issued additional Series B Debentures in the amount of 536.4 million Israeli new Shekels par value through a public offering. The public offering Series B Debentures were issued at a 2.6% discount resulting in a total consideration of 522.4 million Israeli new Shekels ($166.8 million as of November 1, 2021). Additionally, on November 8, 2021, Pacific Oak Strategic Opportunity BVI also issued 53.6 million Israeli new Shekels par value through a private offering. The private offering Series B Debentures were issued at a 3.1% discount resulting in a total consideration of 52.0 million Israeli new Shekels ($16.7 million as of November 8, 2021). Additionally, on May 2, 2022, Company issued Series B Debentures in the amount of 320.4 million Israeli new Shekels par value through a private offering. The private offering Series B Debentures were issued at a 4.0% discount, resulting in a total consideration of 307.6 million Israeli new Shekels ($95.3 million as of May 2, 2022). The additional Series B Debentures have an equal level of security, pari passu, amongst themselves and between them and the initial Series B Debentures, which were initially issued, without any right of precedence or preference between any of them.The Series B Debentures have principal installment payments equal to 33.33% of the face amount of the Series B Debentures on January 31st of each year from 2024 to 2026.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 8:    NOTES AND BONDS PAYABLE (Cont.)

The Series B Debentures contains the following covenants: (i) Consolidated Equity Capital of the Company (not including minority rights) shall not be less than USD 475 million; (ii) the Net Adjusted Financial Debt to Net Adjusted Cap (shall not exceed a rate of 75%); (iii) Adjusted NOI shall be no lower than USD 35 million; and (iv) the consolidated scope of the projects for development of the Company shall not exceed 10% of the adjusted balance. As of December 31, 2022, the Company was in compliance with all covenants under the deed of trust of the Series B Debentures; (i) Consolidated Equity Capital of the Company as of December 31, 2022 was $1.0 billion; (ii) the Net Adjusted Debt to Net Adjusted Cap was 53%; (iii) the Adjusted NOI was $83.3 million for the trailing twelve months ended December 31, 2022; and (iv) the consolidated scope of projects was $0 as of December 31, 2022.

Below is a table showing the changes in notes and bonds payable arising from financing activities for the year ended December 31, 2021 and 2022:

	January 1, 2021	Cash Flows	Foreign Exchange Movement	Other	December 31, 2021
Current Notes payable	$111,447	$(16,771)	$—	$119,635	$214,311
Current Debentures	60,399	(58,889)	(1,510)	—	—
Long-term Notes payable	734,654	(90,236)	—	(115,216)	529,202
Long-term Debentures	199,877	51,694	11,897	8,510	271,978
	$1,106,377	$(114,202)	$10,387	$12,929	$1,015,491
	January 1, 2022	Cash Flows	Foreign Exchange Movement	Other	December 31, 2022
Current Notes payable	$214,311	$54,749	$—	$4,336	$273,396
Current Debentures	—	—	—	—	—
Long-term Notes payable	529,202	(154,199)	—	86,500	461,503
Long-term Debentures	271,978	95,288	(36,053)	—	331,213
	$1,015,491	$(4,162)	$(36,053)	$90,836	$1,066,112

The ‘Other’ column includes the effect of reclassification of non-current and current notes and bonds payable for both of the years ended December 31, 2022 and 2021. In addition, for the year ended December 31, 2022, other includes the assumption of long-term notes payable of $86.5 million is related to the PORT II consolidation.

NOTE 9:    LEASE OBLIGATION

As of December 31, 2022 and 2021, the Company's finance lease, 210 West 31st Street, is included in the consolidated statement of financial position as follows:

	December 31,
	2022	2021
Right-of-use asset (included in real estate held for investment, net)	$7,281	$8,074
Lease obligation (included in other liabilities)	9,446	9,360

Remaining lease term	91.0 years	92.0 years
Discount rate	4.8%	4.8%

The components of lease expense were as follows:
Interest on lease obligation	446	501

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 9:    LEASE OBLIGATION (Cont.)

As of December 31, 2022, the Company had a leasehold interest expiring on 2114. Future minimum lease payments owed by the Company under the finance lease as of December 31, 2022 are as follows (in thousands):

2023	$360
2024	360
2025	393
2026	396
2027	396
Thereafter	51,771
Total expected minimum lease obligations	53,676
Less: Amount representing interest (1)	(44,230)
Present value of net minimum lease payments (2)	$9,446
_____________________
(1) Interest includes the amount necessary to reduce the total expected minimum lease obligations to present value calculated at the Company’s incremental borrowing rate at acquisition.
(2) The present value of net minimum lease payments are presented in lease obligation in the accompanying consolidated statements of financial position

NOTE 10:    FAIR VALUE DISCLOSURES

The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

a.    Current assets and current liabilities : These balances approximate their fair values due to the short maturities of these items.

b.    Notes and bonds payable: The fair values of the Company's notes and bonds payable are estimated using a discounted cash flow analysis based on management's estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs. The Company’s bonds issued in Israel are publicly traded on the Tel-Aviv Stock Exchange. The Company used the quoted price as of December 31, 2022 for the fair value of its bonds issued in Israel. The Company classifies this input as a Level 1 input.

c.    Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated statements of financial position. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

d.    Financial assets at fair value through profit and loss: The Company's real estate equity securities are presented at fair value on the accompanying consolidated statements of financial position. The fair value of the Company's real estate equity securities were based on quoted prices in an active market on a major stock exchange. The Company classifies these inputs as Level 1 inputs.

The following were the face values, carrying amounts and fair values of the Company's financial instruments as of December 31, 2022 and 2021, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2022			December 31, 2021
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial assets:
Financial assets at fair value through profit or loss	$60,152	$60,152	$60,152	$112,096	$112,096	$112,096

Financial liabilities:
Notes and bonds payable	$734,899	$728,433	$716,813	$743,513	$740,176	$740,347
Pacific Oak SOR (BVI) Holdings, Ltd. Series B Debentures	$331,213	$316,276	$304,758	$271,978	$258,773	$274,697

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company's estimate of value at a future date could be materially different.

As of December 31, 2022, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Investment properties	$1,699,963	$—	$—	$1,699,963
Financial assets at fair value through profit or loss	$60,152	$60,152	$—	$—
Asset derivative - interest rate caps	$2,267	$—	$2,267	$—
Liability derivative - foreign currency collar	$3,115	$—	$3,115	$—

As of December 31, 2021, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Investment properties	$1,524,989	$—	$—	$1,524,989
Financial assets at fair value through profit or loss	$112,096	$112,096	$—	$—
Asset derivative - interest rate caps	$8	$—	$8	$—

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

Investment property is stated at fair value which has been determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions.

The fair value measurement is classified as Level 3 in the fair value hierarchy.

Significant assumptions (based on weighted averages) used in the valuations are presented below:

	December 31,
	2022	2021
Investment property:

Strategic Opportunistic
Average rent per square foot	$28.8	$28.2
Terminal capitalization rate	6.6%	6.3%
Vacancy	5 - 10%	5 - 10%

Residential Homes
Annual rent per home	$12,303	$12,103
Capitalization rate	3.9%	4.5%
Vacancy	5 - 10%	5 - 10%

The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 10:    FAIR VALUE DISCLOSURES (Cont.)

	December 31,
	2022		2021
	Increase (Decrease) on the Fair Value due to
	Decrease of 25 basis	Increase of 25 basis	Decrease of 25 basis	Increase of 25 basis
Investment property:
Strategic Opportunistic
Terminal capitalization rates	$24,133	$(18,698)	$27,600	$(25,400)

Residential Homes
Capitalization rates	27,613	(24,505)	16,817	(14,924)

Notes and Bond Payable Sensitivity Analysis:

As of December 31, 2022, the Company was exposed to market risks related to fluctuations in interest rates on $501.4 million of variable rate debt outstanding. As of December 31, 2022, the Company had interest rate caps that reference benchmark rates with a notional amount of $176.5 million. Based on interest rates as of December 31, 2022, if interest rates were 100 basis points higher or lower during the 12 months ending December 31, 2022, interest expense on the Company’s variable rate debt would increase by $3.3 million or decrease by $6.3 million, respectively.

Foreign Currency Analysis:

As of December 31, 2022, the Company held 113.7 million Israeli new Shekels ($32.3 million) and 24.6 million Israeli new Shekels ($7.0 million) in cash and restricted cash, respectively. In addition, as of December 31, 2022, the Company had bonds outstanding and the related interest payable in the amounts of 1.2 billion Israeli new Shekels ($331.2 million) and 19.1 million Israeli new Shekels ($5.4 million), respectively. Foreign currency exchange rate risk is the possibility that our financial results could be better or worse than planned because of changes in foreign currency exchange rates. Based solely on the remeasurement for the year ended December 31, 2022, if foreign currency exchange rates were to increase or decrease by 10%, the Company’s net income would increase or decrease by approximately $27.0 million and $33.0 million, respectively, for the same period.

Financial Market Risk Analysis:

As of December 31, 2022, the Company owned real estate equity securities with a book value of $60.2 million.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:    RELATED PARTY TRANSACTIONS

Pacific Oak Capital Advisors, LLC

The Parent Company has entered into an advisory agreement with Pacific Oak Capital Advisors, LLC (“Advisor”). Pursuant to the advisory agreement, the Advisor conducts the Parent Company's operations and manages its portfolio of investments (excluding residential homes), which investments the Parent Company holds indirectly through the Company. The Parent Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the management of the Parent Company's operations and for other services including, but not limited to, the following: (1) an acquisition fee equal to 1% of the cost of investments acquired, or the amount funded by the Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments; (2) a monthly asset management fee equal to one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation; and (3) a disposition fee of 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees exceed 6.0% of the contract sales price.

Pacific Oak Residential Advisors, LLC

Effective September 1, 2022, the Company entered into an advisory agreement with Pacific Oak Residential Advisors, LLC (“PORA”) (the “PORT Advisory Agreement”) pursuant to which PORA will act as a product specialist with respect to the Company’s residential homes portfolio, held through a wholly owned subsidiary. The PORT Advisory Agreement has an initial two-year term and may be renewed for additional one-year terms. Pursuant to the PORT Advisory Agreement, the Company will pay PORA: (1) an acquisition fee equal to 1.0% of the cost of each asset which consists of the price paid for the asset plus any amounts funded or budgeted at the time of acquisition for capital expenditures; and (2) a quarterly asset management fee equal to 0.25% (1.0% annually) on the aggregate value of the Company’s residential homes portfolio assets, as determined in accordance with the Company’s valuation guidelines, as of the end of each quarter. In the case of investments made through a joint venture, the acquisition fee will be based on the Company’s proportionate share of the joint venture. For substantial assistance in connection with the sale of properties or other investments related to the Company’s residential homes portfolio, the Company also pays PORA or its affiliates 1.0% of the contract sales price with a limit to not exceed commission paid to unaffiliated third parties.

In connection with the PORT Advisory Agreement, the Parent Company amended and restated its advisory agreement with the Advisor, also effective September 1, 2022 (the “Amended Company Advisory Agreement”). Under the Amended Company Advisory Agreement, the Parent Company will no longer pay acquisition fees, asset management fees or disposition fees to the Advisor with respect to the Company’s residential homes portfolio. The Company’s residential homes portfolio will still be considered when computing any potential incentive fees due to the Advisor under the Amended Company Advisory Agreement.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:    RELATED PARTY TRANSACTIONS (Cont.)

DMH Realty, LLC

Effective September 1, 2022, the Company entered into a property management agreement with DMH Realty, LLC (“DMH Realty”), an affiliate of PORA and the Advisor (the “PORT Property Management Agreement”) for the Company’s residential homes portfolio. The PORT Property Management Agreement has an initial two-year term and may be renewed for additional one-year terms. Pursuant to the PORT Property Management Agreement, the Company will pay DMH Realty a property management fee equal to the following: (a) 8% of Collected Rental Revenues, as defined below, up to $50.0 million per annum; (b) 7% of Collected Rental Revenues in excess of $50.0 million per annum, but less than or equal to $75.0 million per annum; and (c) 6% of Collected Rental Revenues in excess of $75.0 million per annum, “Collected Rental Revenues” means the amount of rental revenue actually collected for each property per the terms of the lease pertaining to each property (including lease breakage fees) or pursuant to any early termination buyouts, but excluding other income items, fees or revenue collected by DMH Realty, including but not limited to: application fees, insufficient funds fees, late fees, move-in fees, pet fees, and security deposits (except to the extent applied to rent per the terms of the lease pertaining to any property).

Pacific Oak Capital Markets, LLC

On September 9, 2022, the Company, through PORT, commenced a private offering of up to $500 million of common stock in a primary offering and up to $50 million of common stock under its distribution reinvestment plan (the “Private Offering”). PORT engaged Pacific Oak Capital Markets, LLC (“POCM”), an affiliate of the Advisor, PORA and DHM Realty, to be the dealer manager for the Private Offering, pursuant to a dealer manager agreement effective as of September 9, 2022 (the “PORT Dealer Manager Agreement”). Pursuant to the PORT Dealer Manager Agreement, with respect to Class A shares, PORT will generally pay POCM: (1) selling commissions equal to up to 6.0% of the net asset value (“NAV”) of each share sold in the primary offering, which POCM may reallow in part or in full to participating broker-dealers; (2) a dealer manager fee equal to up to 1.5% of the NAV of each share sold in the primary offering, which POCM may reallow in part or in full to participating broker-dealers; and (3) a placement agent fee equal to up to 1.5% of the NAV of each share sold in the primary offering. With respect to Class T shares, PORT will generally pay POCM: (1) selling commissions equal to up to 3.0% of the NAV of each share sold in the primary offering, which POCM may reallow in part or in full to participating broker-dealers; (2) a dealer manager fee equal to up to 0.75% of the NAV of each share sold in the primary offering, which POCM may reallow in part or in full to participating broker-dealers; and (3) a placement agent fee equal to up to 0.75% of the NAV of each share sold in the primary offering. PORT will not pay any selling commissions, dealer manager or placement agent fees in connection with the sale of shares under the distribution reinvestment plan. The Advisor is the sponsor for the Private Offering and as the sponsor, they will incur reimbursable organization and offering costs on behalf of PORT. PORT will incur an organization and offering expense fee equal to 0.5% of the NAV of each share sold in the Private Offering to help fund the reimbursement to the sponsor.

Concurrent with the placement of the bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange (see Note 8), an agreement between the Company and the Parent Company came into effect which constitute a back to back agreement to the advisory agreement.  Summarized below are the related-party costs incurred by the the Company.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 11:    RELATED PARTY TRANSACTIONS (Cont.)

	Incurred
	2022	2021	2020
Expensed
Asset management fees	$13,678	$14,012	$9,982
Property management fees	1,267	479	—
Reimbursable operating expenses	—	—	229
Disposition fees (1)	1,294	1,196	—

Capitalized
Real estate acquisition fees (2)	67	20	171
Acquisition fee on financial assets at fair value through profit or loss	—	—	143
	$16,306	$15,707	$10,525
_____________________
(1)Disposition fees with respect to real estate sold are included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss. Disposition fees with respect to the assignment of the Company's debt investment is included in general and administrative expenses in the accompanying consolidated statements of profit or loss.
(2)Real estate acquisition fees are subsequently included in the fair value adjustment of investment properties, net in the accompanying consolidated statements of profit or loss.

As of December 31, 2022, the Company had payables of $2.6 million and $0.2 million related to asset and property management fees, respectively.

PORT OP LP Share Redemption

In July 2022, the Company redeemed the 510,816 Special Common Units of PORT OP LP, a consolidated subsidiary of the Company (“PORT OP”), representing approximately 3.20% interest, held by BPT Holdings, LLC (“BPT Holdings”), a subsidiary of the Advisor, for a price of $13.09 per unit, $6.7 million in the aggregate. Following the redemption, the Company owned 100% of PORT OP.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

As of December 31, 2022 and 2021, the Company’s investments in unconsolidated joint ventures were composed of the following:

	December 31
	2022	2021
110 William Joint Venture	$47,574	$85,245
353 Sacramento Joint Venture	77,147	85,294
Pacific Oak Opportunity Zone Fund I	36,765	27,215
PORT II OP LP	(1)	11,125
Investment in joint ventures	$161,486	$208,879
_____________________
(1) On July 1, 2022 ("consolidation date"), the Company made a tender offer to purchase 76,735 of Pacific Oak Residential Trust II, Inc. ("PORT II") common stock held by unrelated parties for a price of $14.66 per share. The tender offer triggered a change in control for the Company such that it becomes the sole owner of the common interests of PORT II, which resulted in the consolidation of PORT II into the Company's consolidated financial statements. On July 29, 2022, the Company consummated the transactions with the unrelated parties and owned 100% of PORT II. On the consolidation date, the net assets of PORT II was $52.0 million. The Company and the aforementioned unrelated parties did not guarantee any debt in connection with the transaction. As of December 31, 2022, PORT II was a disregarded entity for U.S. federal income tax purposes.

The equity in loss of unconsolidated joint ventures for the years ended December 31, 2022, 2021 and 2020 was as follows:

	Year ended December 31,
	2022	2021	2020

110 William Joint Venture	$(39,351)	$(18,591)	$(21,085)
353 Sacramento Joint Venture	(8,146)	2,030	(7,551)
Pacific Oak Opportunity Zone Fund I	9,551	(923)	(957)
PORT II OP LP	18,290	(147)	—
Equity in loss of unconsolidated joint ventures	$(19,656)	$(17,631)	$(29,593)

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 12:    INVESTMENT IN UNCONSOLIDATED JOINT VENTURES (Cont.)

Summarized information about the statements of financial position and the statements of profit or loss of Pacific Oak SOR SREF III 110 William, LLC (100%), of which the Company holds 60% (in thousands):

	December 31
	2022	2021

Current assets	$12,483	$13,486
Non-current assets (investment property)	401,900	461,257
Current liabilities (1)	334,500	2,718
Non-current liabilities (2)	593	318,745

Equity	79,290	152,996

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$47,574	$85,245
(1)    As of December 31, 2022, current liabilities include: a senior mortgage loan of $212.9 million, bearing interest at a rate of the greater of (a) 3.5% or (b) 150 basis points over one-month SOFR, a mezzanine loan of $83.5 million, bearing interest at a rate of the greater of (a) 6.9% or (b) 950 basis points over one-month SOFR, a supplemental loan of $6.8 million, bearing interest at a rate of 525 basis points over one-month SOFR and a building loan of $28.5 million, bearing interest at a rate of 395 basis points over one-month SOFR. All loans are maturing on April 8, 2023.
(2)    As of December 31, 2021, non-current liabilities include a senior mortgage loan of $239.1 million, bearing interest at a rate of the greater of (a) 3.5% or (b) 150 basis points over one-month LIBOR, a mezzanine loan of $79.7 million, bearing interest at a rate of the greater of (a) 6.9% or (b) 490 basis points over one-month LIBOR, all maturing on April 9, 2022. The loans were shown in non-current liabilities as of December 31, 2021 due to available extension options.

	Year ended December 31,
	2022	2021	2020
Revenues	$26,856	$29,678	$36,304
Gross profit	10,784	8,858	20,691
Operating (loss) profit *)	(49,260)	(32,135)	(34,274)
Net (loss) profit *)	(76,506)	(46,626)	(50,464)
Share of (loss) profit from joint venture (Based on the waterfall mechanism)	(39,351)	(18,591)	(21,085)
*) Includes revaluation of investment properties	$(60,044)	$(40,993)	$(54,965)

Summarized information about the statements of financial position and the statements of profit or loss of 353 Sacramento Street, Pacific Oak SOR Acquisition XXIX, LLC (100%), of which the Company holds 55% (in thousands):

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

	December 31
	2022	2021

Current assets	$19,123	$21,902
Non-current assets (investment property)	233,400	251,500
Current liabilities	2,318	9,732
Non-current liabilities (1)	112,256	111,710

Equity	137,949	151,960

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$77,147	$85,294
(1)    As of December 31, 2022, non-current liabilities include a first mortgage loan of $89.6 million, bearing interest at a floating rate of 270 basis points over one-month SOFR and a mezzanine loan of $22.4 million, bearing interest at a floating rate of 845 basis points over one-month SOFR.
    As of December 31, 2021, non-current liabilities include a first mortgage loan of $89.6 million, bearing interest at a floating rate of 270 basis points over one-month SOFR and a mezzanine loan of $22.4 million, bearing interest at a floating rate of 845 basis points over one-month SOFR.

	Year ended December 31,
	2022	2021	2020
Revenues	$15,156	$21,049	$20,282
Gross profit	4,127	9,046	13,909
Operating (loss) profit *)	(8,475)	7,404	(10,539)
Net (loss) profit *)	(13,978)	3,214	(14,827)
Share of (loss) profit from joint venture (Based on the waterfall mechanism)	(8,146)	2,030	(7,551)
*) Includes revaluation of investment properties	$(12,614)	$(1,642)	$(24,448)
The Company does not attach the financial statements related to the investments in unconsolidated joint ventures, as the reports do not add more information to the contained above.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 13:    SEGMENT INFORMATION

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker ("CODM") to make decisions about resources to be allocated and asses its performance. All corporate related costs are included in the strategic opportunistic properties segment to align with how financial information is presented to the CODM.

The Company recognizes three reporting segments for the years ended December 31, 2022, 2021 and 2020 and consists of strategic opportunistic properties, residential homes and hotels.

The selected financial information for the reporting segments for the years ended December 31, 2022, 2021 and 2020 is as follows (in thousands):

	Year ended December 31, 2022
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
Total revenues and other income	$96,964	$30,156	$30,749	$157,869
Gross profit (loss)	$45,543	$13,543	$11,497	$70,583
Finance expenses	$35,847	$8,955	$4,451	$49,253

	Year ended December 31, 2021
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
Total revenues and other income	$106,645	$22,652	$30,806	$160,103
Gross profit (loss)	$51,876	$10,820	$9,816	$72,512
Finance expenses	$28,934	$6,544	$5,944	$41,422

	Year ended December 31, 2020
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total
Total revenues and other income	$88,188	$17,017	$3,718	$108,923
Gross profit (loss)	$45,195	$8,217	$(118)	$53,294
Finance expenses	$23,450	$5,171	$1,505	$30,126

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 13:    SEGMENT INFORMATION (Cont.)

The selected financial information for the three reporting segments as of December 31, 2022 and 2021 is as follows (in thousands):

	December 31, 2022
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total

Investment properties	$1,264,526	$435,437	$—	$1,699,963
Property plant and equipment - hotels, net	$—	$—	$41,697	$41,697
Total assets	$1,636,842	$448,210	$47,416	$2,132,468
Total liabilities	$885,342	$214,884	$26,290	$1,126,516

	December 31, 2021
	Strategic Opportunistic Properties	Residential Homes	Hotel	Total

Investment properties	$1,272,138	$252,851	$—	$1,524,989
Property plant and equipment - hotels, net	$—	$—	$133,512	$133,512
Total assets	$1,666,098	$292,778	$155,714	$2,114,590
Total liabilities	$853,028	$140,205	$86,705	$1,079,938

NOTE 14:    REDEEMABLE PREFERRED STOCK

PORT Preferred Stock

On November 6, 2019, the Company, through its subsidiary, Pacific Oak Residential Trust, Inc. ("PORT") issued 15,000 shares out of its available 25,000,000 shares of Series A Cumulative Convertible Redeemable Preferred Stock for gross proceeds of $1,000 per share resulting in net proceeds of $15.0 million before issuance costs. The shares provide for an annual dividend of 6% payable quarterly, which increases to 12% if all shares are not redeemed by the Company immediately following the redemption date. In November 2022, the Company redeemed all 15,000 shares of the Series A Cumulative Convertible Redeemable Preferred Stock for $1,120 per share.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 15:    COMMITMENTS AND CONTINGENCIES

Economic Dependency

The Company is dependent on the Advisor (see note 11) for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company's investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.

Environmental

As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of profit or loss as of December 31, 2022. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company's properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.

Legal Matters

From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company's results of profit or loss or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 16:    SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

Operating, maintenance, and management fees:

	Year ended December 31
	2022	2021	2020

Utilities	$11,159	$9,247	$7,008
Repairs and maintenance	20,988	21,211	16,679
Management fees	9,933	9,693	8,084
Other expenses	4,821	5,682	4,320
Operating, maintenance, and management fees	$46,901	$45,833	$36,091

Hotel expenses:

	Year Ended December 31,		October 5, 2020 through December 31, 2020
	2022	2021
Hotel expenses:
Room	$4,946	$5,151	$800
Food, beverage and convention services	2,777	2,781	376
General and administrative	2,699	2,577	563
Sales and marketing	2,755	2,862	435
Repairs and maintenance	1,635	2,423	537
Utilities	848	1,082	242
Property taxes and insurance	1,803	2,162	608
Other	1,789	1,952	275
Hotel expenses	$19,252	$20,990	$3,836

PACIFIC OAK SOR (BVI) HOLDINGS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. Dollars in thousands

NOTE 17:    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

Park Highlands Land

In January 2023, the Company, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement, as amended and extended the closing dates to sell 234 developable acres of undeveloped land located in North Las Vegas, Nevada (“Park Highlands”). The previous anticipated closing dates were December 2022 and 2023 and has been extended to October 2023 and 2024. In return for the extensions, the buyer agreed to release the $17.0 million deposit that had previously been held in escrow, to the Company.

110 William

As of the date of this report issuance, the Company is approaching the final stages of negotiations with the current lenders in the property pertaining to the refinancing of the current loans burdening the property (the balance of which as of the date of the report totals approximately $331.0 million), and estimates these will be completed near the scheduled maturity date of the current loans on the property (April 8, 2023), which may be extended. According to the current state of the negotiations, as of this reporting date, the refinancing loans intended to replace the current loans described above shall in aggregate total approximately $385.0 million, bearing a blended annual interest rate of 2.5% + the 5 year swap rate for a period of 5 years.

Furthermore, and concurrently with the aforementioned negotiations with the lenders, the Company is in the later stages of negotiations with a third-party tenant (deemed a high quality credit tenant) regarding a lease agreement pertaining to the remaining vacant areas in the Property, and hereby discloses that the majority of the lease agreement terms have been agreed upon by the parties, and that finalization remains to the resolution of standard legal matters in such contracts. Pursuant to the developing terms of the lease agreement, tenant will lease 640,788 Sqf in the property, in return for annual rental fees of $44 per Sqf (approximately $28.0 million per annum after occupying the entire rented space), which shall increase by $4.0 per Sqf every 5 years over the course of the lease term. The lease shall span 20 years and tenant shall also be granted an option to extend the lease term by two additional periods of 5 years each. Pursuant to the developing understandings with the tenant, the latter shall populate the property gradually, in phases of approximately 200,000 Sqf each), in accordance with the pace of progress of tenant improvements in the portions of the Property, which are estimated, as of this reporting date, to total approximately $110.0 to $130.0 million. The Company continues to expect tenant improvements to be no less than $84.0 million. Negotiations related to tenant improvement amounts, among other terms, are still ongoing. The tenant is expected to populate the entire area allocated to them by H2/25.

- - - - - - - - - - - - - - - - - - -